Exhibit 99.2

Prime Group Realty Trust Reports Fourth Quarter and 2003 Year End
Results, Declares a Series ``B'' Preferred Share Distribution, and Comments on Removal of Going Concern Language by Its Auditors

    CHICAGO--(BUSINESS WIRE)--March 12, 2004--Prime Group Realty Trust (NYSE: PGE) (the "Company") made the following announcements today:

    -- Its Results of Operations for the fourth quarter and year ended December 31, 2003

    -- The removal of its auditor's going concern language from their opinion on its financial statements

    --  Its declaration of a preferred distribution

    --  The date of its annual meeting of shareholders

    --  An update on operational matters

    --  The date of its investor conference call

    Results of Operations

    The Company's net loss available to common shareholders was $49.6 million or $2.10 per diluted share for the fourth quarter of 2003, as compared to a loss of $15.6 million or $0.99 per diluted share reported for the fourth quarter of 2002. Net loss available to common shareholders for the year 2003 was $45.2 million or $2.25 per diluted share as compared to a loss of $41.9 million or $2.67 per diluted share for the year 2002. The results for the quarter and the year included $44.5 million ($1.88 per diluted share) and $45.4 million ($2.26 per diluted share), respectively, of impairment charges, $43.4 million of which relates to the Company's 33 West Monroe Street property, the former offices of Arthur Andersen.
    The increase in the net loss available to common shareholders for the fourth quarter of 2003 as compared to the prior year quarter was principally a result of the impairment charges discussed above, the Company's share of loss from its equity investment in the Bank One Center joint venture ($2.6 million or $0.11 per diluted share) and an increase in the amortization of deferred financing fees associated with the early repayment of the Bank One Center debt ($1.8 million or $0.08 per diluted share). This was partially offset by losses incurred in 2002 from discontinued operations ($12.1 million or $0.51 per diluted share), which included an impairment reserve associated with National City Center, which was subsequently sold.
    The increase in the net loss available to common shareholders for the year 2003 as compared to 2002 was principally a result of greater impairment reserves, primarily due to the previously discussed charges ($37.4 million or $1.86 per diluted share), reductions in operating income due to the Arthur Andersen lease terminations ($12.0 million or $0.60 per diluted share), increased interest expense, primarily as a result of Bank One Center being placed in service ($16.4 million or $0.82 per diluted share), and an increase in amortization of deferred financing fees principally associated with the repayment of the Bank One Center debt ($3.5 million or $0.17 per diluted share). These were partially offset by an increase in lease termination fee income ($29.8 million or $1.48 per diluted share) principally related to the termination of two leases with Arthur Andersen in February 2003, a decrease in severance and strategic alternative review costs ($2.9 million or $0.14 per diluted share) and losses in 2002 from discontinued operations ($31.1 million or $1.55 per diluted share).
    Revenue for the fourth quarter was $33.3 million, an 18.6% decrease from the fourth quarter 2002 revenue of $40.9 million. The decrease in revenue for the quarter was principally due to the termination of leases with Arthur Andersen in 2003 as well as other lease expirations. Revenue for the year 2003 was $197.4 million, an 18.0% increase over the prior year. The increase in revenue for the year was primarily a result of an increase in lease termination fee income ($29.8 million), principally due to the termination of leases with Arthur Andersen, and tenants taking occupancy of space in Bank One Center in 2003, partially offset by the loss of revenues due to the Arthur Andersen and other lease terminations as well as a decrease in development services revenue.
    "2003 was a year that saw continuing progress for our Company. We are extremely pleased to have strengthened our balance sheet, successfully dealt with impending debt maturities and significantly improved the Company's liquidity position. Our total consolidated indebtedness decreased from $904.4 million at December 31, 2002 to $572.8 million at December 31, 2003, a 36.7% reduction, including the retirement of $145.2 million of high interest rate mezzanine indebtedness. This, combined with the refinancing of our 180 North LaSalle Street property in January 2004, reduced our percentage of variable rate debt to 54% from 66%. In addition, during the year, including our joint venture properties, 59 new and expansion leases totaling 1,561,019 rentable square feet commenced and the Company renewed or extended 82 leases totaling 492,932 square feet," said Mr. Stephen J. Nardi, the Company's Chairman.
    Funds From Operations (FFO) available to common shareholders for the fourth quarter of 2003 was a loss of $1.63 per diluted share, as compared to a loss of $0.63 per diluted share for the fourth quarter of 2002. FFO available to common shareholders for 2003 was a loss of $0.04 per diluted share, as compared with a loss of $1.12 per diluted share for 2002. The changes in FFO are principally due to the reasons discussed above for the change in GAAP loss, with the exception of depreciation and amortization, since real estate depreciation and amortization is excluded from expense when computing FFO. In addition, for the purposes of computing FFO available to common shareholders per diluted share, the Company includes outstanding common shares and common units in its operating partnership in arriving at the number of weighted average shares of beneficial interest. FFO is a non-GAAP financial measure. The Company believes that net income (loss) is the most directly comparable GAAP financial measure to FFO and has included a reconciliation of this measure to GAAP net income (loss) with this press release.

    Removal of Going Concern Language from the Auditor's Report on our Financial Statements

    The Company's auditors had previously issued their report on our 2002 and 2001 financial statements with a concern over liquidity conditions that they felt raised substantial doubt as to the Company's ability to continue as a going concern. As a result of the recent positive changes in the Company's balance sheet and its liquidity position, the Company's auditors no longer feel that this language is required in their opinion on its financial statements. Stephen J. Nardi, the Company's Chairman noted, "This is reflective of our efforts to strengthen the Company's balance sheet through debt reduction and strategic asset sales, thereby significantly improving the Company's liquidity position."

    Declaration of Distribution on the Company's Series "B" Preferred
Shares

    The Company has also announced that its Board of Trustees has declared a distribution of $0.5625 per share on its Series "B" Preferred Shares to preferred shareholders of record as of March 31, 2004, payable on April 30, 2004. Under the Company's Charter, this distribution is deemed to be a quarterly distribution which relates to the fourth quarter 2002 distribution period, the earliest accrued but unpaid quarterly distribution on its preferred shares.
    There can be no assurance, however, as to the timing and amounts of any future distributions, and the payment of this preferred distribution at this time should not be construed to convey any degree of certainty with respect to future distribution payments. Management and the Company's Board of Trustees review the Company's cash position and the Company's requirements for cash reserves each quarter prior to making any decision with respect to paying distributions.

    Location, Date and Record Date of Annual Meeting of Shareholders

    The Company's Board has determined that the Annual Shareholders Meeting of the Company will be held at 10:00 a.m. (CST) on Friday, June 4, 2004 at the offices of the Company's outside legal counsel, Winston & Strawn, 35 West Wacker Drive, Suite 3500, Chicago, Illinois. The Board has resolved that the record date for determination of the shareholders of the Company entitled to notice and to vote at the Annual Shareholders Meeting will be April 20, 2004.

    Portfolio Occupancy Update

    In the fourth quarter of 2003, including our joint venture properties, four new office leases totaling 40,453 rentable square feet and three industrial leases totaling 257,557 rentable square feet commenced. Expansion of six office leases totaling 16,873 rentable square feet and one industrial lease of 41,400 rentable square feet also commenced. In addition, the Company renewed or extended 16 office leases totaling 141,759 rentable square feet, and renewed one industrial lease totaling 20,074 rentable square feet which commenced in 2003. During the fourth quarter and the first quarter of 2004 to date, including our joint venture properties, nine new office leases totaling 332,904 rentable square feet, ten office lease expansions totaling 101,932 rentable square feet and 21 renewals or extensions totaling 83,172 rentable square feet have been executed for 2004 commencement. In addition, we have executed renewals for 361,281 square feet of office space which had lease expiration dates in 2005, 2006 and 2007, including joint venture properties.
    Gross rental rates including and excluding straight-line rent were 13.3% higher and 2.6% lower, respectively, than prior net rents in place. During the quarter, the Company's overall portfolio occupancy increased to 77.5% from 76.6% at the end of the third quarter of 2003. Office portfolio occupancy including joint ventures decreased from 76.2% to 75.6% and industrial portfolio occupancy increased to 81.4% from 77.2%.

    Strategic Alternatives Update

    The Company has extended its contract with Wachovia Securities as its financial advisor through December of 2004 in the pursuit and review of its strategic alternatives. We continue to have a wide range of discussions with a variety of interested parties concerning possibilities for joint venture opportunities, equity investments in the Company, and the potential for sale or merger of the Company. The Company is aggressively pursuing and evaluating all of these opportunities as they arise during the course of its efforts or as they are presented to it by its advisor. This is an ongoing process and may or may not lead to consummation of one or more transactions. The Company will inform its shareholders as any new information is developed in future press releases when it feels it is appropriate.

    Debt Maturities

    On January 15, 2004, the Company refinanced the $60.0 million loan related to its 180 North LaSalle Street property with a new seven-year $67.0 million first mortgage loan bearing interest at a fixed rate of 5.43%. Concurrent with this transaction the Company acquired the fee ownership interest in the property in exchange for cancellation of its existing mortgage notes receivable related to the property and cash of $100,000.
    As part of the previously announced Bank One Center joint venture transaction completed on October 8, 2003, outstanding construction and mezzanine debt of $244.5 million originally maturing in January 2004 was retired. At closing, the joint venture obtained a $270 million first mortgage loan on the property, of which $247.5 million was funded at closing and $22.5 million is available to be drawn for future funding for prospective tenant leasing costs. These funds, together with proceeds from the joint venture transaction, were used to repay in full the outstanding Bank One Center construction and mezzanine financing.

    Investor Information

    The Company's management will conduct a conference call on Tuesday, March 16, 2004 at 10:00 a.m. CST for discussion of the information presented in this press release. Investors and interested parties may listen to the call via a live webcast accessible on the Company's web site at www.pgrt.com. To listen, please register and download audio software on the site at least fifteen minutes prior to the start of the call. The webcast will be archived on the site until April 15, 2004.
    To participate via teleconference, please call 877-297-1612 at least five minutes prior to the beginning of the call. If you are calling from outside North America, please call 706-679-7562. A replay of the call will be available through April 15, 2004 by calling 800-642-1687 and referencing Conference ID # 6176743. If calling outside of North America, please call 706-645-9291.
    The Company has received several inquiries regarding earnings guidance and recognizes the value investors place on such information. However, due to the uncertainty of the timing of numerous activities underway, we believe that an estimate would not necessarily be fully reliable at this time. We hope to release such information when we are comfortable with its reliability.
    In addition to the information provided in this press release, the Company publishes a quarterly "Supplemental Financial and Operating Statistics" package. The supplemental information package, the Company's Form 10-K filing and the information contained in this press release can be found on the Company's website at www.pgrt.com under "Investor Information," and as part of a current report on Form 8-K furnished to the Securities and Exchange Commission.

    About the Company

    Prime Group Realty Trust is a fully integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company owns 13 office properties containing an aggregate of 5.5 million net rentable square feet and 30 industrial properties containing an aggregate of 3.9 million net rentable square feet. In addition, the Company owns 217.4 acres of developable land, rights to acquire an additional 1.3 acres of developable land and joint venture interests in three office properties containing an aggregate of 2.8 million net rentable square feet.

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "will be", "believes", "expects", "anticipates", "estimates" and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.

                       Prime Group Realty Trust
                 Consolidated Statements of Operations
             (Dollars in thousands, except per share data)


                                                Three Months ended
                                                     December 31
                                                2003             2002
                                         -----------------------------
Revenue:
Rental                                       $19,236          $23,418
Lease termination fees                           531               13
Tenant reimbursements                         11,984           14,526
Other property revenues                          789            1,154
Services Company revenue                         766            1,836
                                         -----------------------------
Total revenue                                 33,306           40,947

Expenses:
Property operations                            9,030           10,085
Real estate taxes                              5,065            8,515
Depreciation and amortization                  7,731            7,536
General and administrative                     2,177            2,830
Services Company expenses                        334            1,140
Provision for asset impairment                44,453            2,781
Severance costs                                  701              371
Strategic alternative costs                        5               94
                                         -----------------------------
Total expenses                                69,496           33,352
                                         -----------------------------

Operating (loss) income                      (36,190)           7,595
Other (expense) income                        (3,684)             450
  Interest:
    Expense                                   (9,695)          (9,958)
    Amortization of deferred financing
     costs                                    (3,562)          (1,755)
                                         -----------------------------
Loss from continuing operations before
 minority interests                          (53,131)          (3,668)
Minority interests                             6,370            2,467
                                         -----------------------------
Loss from continuing operations              (46,761)          (1,201)
Discontinued operations, net of minority
 interests of $(10) and
 $8,474 in 2003 and 2002, respectively            76          (12,054)
                                         -----------------------------
Loss before loss on sales of real estate     (46,685)         (13,255)
Loss on sales of real estate, net of
 minority interests of $84 and $34 in
 2003 and 2002, respectively                    (646)             (48)
                                         -----------------------------
Net loss                                     (47,331)         (13,303)
Net income allocated to preferred
 shareholders                                 (2,250)          (2,250)
                                         -----------------------------
Net loss available to common shareholders   $(49,581)        $(15,553)
                                         =============================

Basic and diluted earnings available to
 common shares per weighted-average
 common share:
Loss from continuing operations, net of
 minority interests and the allocation of
 net income to preferred shareholders         $(2.07)          $(0.22)
Discontinued operations, net of minority
 interests                                         -            (0.77)
Loss on sales of real estate, net of
 minority interests                            (0.03)               -
                                         -----------------------------
Net loss available per weighted-average
 common share of beneficial interest
 -basic and diluted                           $(2.10)          $(0.99)
                                         =============================


                       Prime Group Realty Trust
                 Consolidated Statements of Operations
             (Dollars in thousands, except per share data)

                                               Year ended December 31
                                                     2003        2002
                                               -----------------------
Revenue:
Rental                                            $99,149     $95,568
Lease termination fees                             32,123       2,313
Tenant reimbursements                              58,252      57,002
Other property revenues                             4,918       5,047
Services Company revenue                            2,923       7,366
                                               -----------------------
Total revenue                                     197,365     167,296

Expenses:
Property operations                                43,630      43,503
Real estate taxes                                  35,546      36,026
Depreciation and amortization                      36,882      29,519
General and administrative                          9,681       9,794
Services Company expenses                           2,582       4,811
Provision for asset impairment                     45,353       7,952
Severance costs                                       701       2,525
Strategic alternative costs                           485       1,561
Loss on tax indemnification                             -         189
                                               -----------------------
Total expenses                                    174,860     135,880
                                               -----------------------

Operating income                                   22,505      31,416
Other (expense) income                               (953)      2,190
  Interest:
    Expense                                       (53,386)    (36,977)
    Amortization of deferred financing costs       (7,539)     (4,064)
                                               -----------------------
Loss from continuing operations before minority
 interests                                        (39,373)     (7,435)
Minority interests                                  1,054       8,895
                                               -----------------------
(Loss) income from continuing operations          (38,319)      1,460
Discontinued operations, net of minority
 interests of $(1,113) and $21,818 in 2003
 and 2002, respectively                             2,748     (31,138)
                                               -----------------------
Loss before loss on sales of real estate          (35,571)    (29,678)
Loss on sales of real estate, net of minority
 interests
of $84 and $660 in 2003 and 2002, respectively       (646)       (943)
                                               -----------------------
Net loss                                          (36,217)    (30,621)
Net income allocated to preferred shareholders     (9,000)    (11,280)
                                               -----------------------
Net loss available to common shareholders        $(45,217)   $(41,901)
                                               =======================

Basic and diluted earnings available to common
 shares per weighted-average common share:
Loss from continuing operations, net of
 minority interests and the allocation of net
 income to preferred shareholders                 $ (2.35)     $(0.62)
Discontinued operations, net of minority
 interests                                           0.13       (1.99)
Loss on sales of real estate, net of minority
 interests                                          (0.03)      (0.06)
                                               -----------------------
Net loss available per weighted-average common
 share of beneficial interest -basic and
 diluted                                          $ (2.25)     $(2.67)
                                               =======================


                       Prime Group Realty Trust
   GAAP Reconciliation of Net (Loss) Income to Funds From Operations
                                 (FFO)
                Available to Common Share/Unit Holders
             (Dollars in thousands, except per share data)
                              (Unaudited)


                                Three Months Ended     Year Ended
                                   December 31         December 31
                                    2003      2002     2003      2002
                               ---------------------------------------
Net loss                        $(47,331) $(13,303)$(36,217) $(30,621)
Adjustments to reconcile to
 Funds from Operations:
Real estate depreciation and
 amortization                      7,407     8,242   35,508    29,124
Amortization of costs for
 leases assumed                      169       266    1,912       836
Share of joint venture
 adjustments                       4,726       853    7,324     3,386
(Gain) loss on sale of
 operating property, net of
 minority interests                    -       (38)       -       773
Adjustments for discontinued
 operations:
    Real estate depreciation
     and amortization                  -       729      555     5,360
    (Gain) loss on sale
     (included in discontinued
     operations)                      (6)     (498)  (1,226)    3,211
    Minority interests                10    (8,474)   1,113   (21,818)
Minority interests                (6,370)   (2,467)  (1,054)   (8,895)
                               ---------------------------------------
FFO(1)                          $(41,395) $(14,690)  $7,915  $(18,644)
Income allocated to preferred
 shareholders                     (2,250)   (2,250)  (9,000)  (11,280)
                               ---------------------------------------
FFO available to common
 share/unit holders             $(43,645) $(16,940) $(1,085) $(29,924)
                               =======================================

FFO available to common
 share/unit holders per
 share/unit
      of beneficial interest:
           Basic and Diluted      $(1.63)   $(0.63)  $(0.04)   $(1.12)
                               =======================================

Weighted average shares/units
 of beneficial interest:
Common shares                     23,665    15,675   20,105    15,673
       Nonvested employee stock
        grants                         6        15        6        21
       Operating Partnership
        units                      3,076    11,057    6,636    10,996
                               ---------------------------------------
            Basic                 26,747    26,747   26,747    26,690
                               =======================================

       Common shares              23,665    15,675   20,105    15,673
       Nonvested employee stock
        grants                         6        15        6        21
       Employee stock options         20         -       19         -
       Operating Partnership
        units                      3,076    11,057    6,636    10,996
                               ---------------------------------------
            Diluted               26,767    26,747   26,766    26,690
                               =======================================

Funds from Operations is a non-GAAP financial measure. Funds from Operations ("FFO") is defined as net income (loss), computed in accordance with generally accepted accounting principles ("GAAP") plus real estate depreciation and amortization, excluding gains (or losses) from sales of operating properties, and after comparable adjustments for unconsolidated joint ventures and discontinued operations. Funds from Operations includes results from discontinued operations, including related revenues, property operations expense, real estate taxes expense, provisions for impairment and interest expense. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.

The Company utilizes FFO as a performance measure. The Company believes that FFO provides useful information to investors regarding the Company's performance as FFO provides investors with additional means of comparing the Company's operating performance with the operating performance of its competitors. FFO is not representative of cash flow from operations, is not indicative that cash flows are adequate to fund all cash needs and should not be considered as an alternative to cash flows as a measure of liquidity. The Company believes that net income (loss) is the most directly comparable GAAP financial measure to FFO.

FFO and FFO available to common share/unit holders for the three months and year ended December 31, 2002 have been restated to include the provisions for asset impairment of $22.1 million and $56.6 million (included in discontinued operations), respectively, previously excluded from the computation of FFO and FFO available to common share/unit holders.

                       Prime Group Realty Trust
                      Consolidated Balance Sheets
        (Dollars in thousands, except share and per share data)


                                           December 31   December 31
                                               2003          2002
                                          ----------------------------
Assets
Real estate, at cost:
 Land                                          $146,805      $183,891
 Building and improvements                      624,745     1,032,669
 Tenant improvements                             85,153       111,547
 Furniture, fixtures and equipment               10,318        10,218
                                          ----------------------------
                                                867,021     1,338,325
 Accumulated depreciation                      (129,381)     (110,387)
                                          ----------------------------
                                                737,640     1,227,938
 Property held for development                   18,955        20,158
                                          ----------------------------
                                                756,595     1,248,096

Investments in unconsolidated entities           42,778         1,440
Cash and cash equivalents                        32,608        15,800
Receivables, net of allowance of $852 and
 $1,867 at December 31, 2003 and
 December 31, 2002, respectively:
   Tenant                                         2,031         3,178
   Deferred rent                                 19,758        22,351
   Other                                            410         2,453
Restricted cash escrows                          69,890        58,933
Deferred costs, net                              21,079        53,943
Other                                             3,632         3,987
                                          ----------------------------
Total assets                                   $948,781    $1,410,181
                                          ============================

Liabilities and Shareholders' Equity
Mortgages and notes payable                    $547,920      $671,340
Bonds payable                                    24,900        24,900
Construction financing                                -       208,198
Accrued interest payable                          1,719        21,818
Accrued real estate taxes                        31,629        36,642
Accrued tenant improvement allowances            10,973        33,172
Accounts payable and accrued expenses            13,067        12,159
Construction costs payable, including
 retention of $5,034                                  -        12,896
Liabilities for leases assumed                   13,792        21,692
Deficit investment in unconsolidated
 entity                                           5,168         4,223
Other                                            14,472        17,059
                                          ----------------------------
Total liabilities                               663,640     1,064,099
Minority interests:
 Operating Partnership                           21,803        98,643
 Other                                                -         2,000
Shareholders' equity:
 Preferred Shares, $0.01 par value;
  30,000,000 shares authorized:
   Series B - Cumulative Redeemable
   Preferred Shares, 4,000,000 shares
   designated, issued and outstanding                40            40
 Common Shares, $0.01 par value;
  100,000,000 shares authorized;
  23,670,522 and 15,689,623 shares issued
  and outstanding at December 31, 2003 and
  December 31, 2002, respectively                   236           157
 Additional paid-in capital                     381,273       330,327
 Accumulated other comprehensive loss            (2,917)       (6,008)
 Distributions in excess of earnings           (115,294)      (79,077)
                                          ----------------------------
Total shareholders' equity                      263,338       245,439
                                          ----------------------------
Total liabilities and shareholders' equity     $948,781    $1,410,181
                                          ============================

    CONTACT: Prime Group Realty Trust
             Stephen J. Nardi, 312-917-1300
             or
             Richard M. FitzPatrick, 312-917-1300